NEWS RELEASE
FOR IMMEDIATE RELEASE
January 29, 2025
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FIRST QUARTER FISCAL YEAR 2025 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended December 31, 2024. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com.

Highlights for the current quarter include:
•net income of $15.4 million, $3.4 million higher than the previous quarter;
•basic and diluted earnings per share of $0.12, up $0.03 from the previous quarter;
•net interest margin of 1.86%, an increase of six basis points from the prior quarter;
•continued shift in the loan portfolio to commercial loans with a $137.5 million increase in that portion of the portfolio;
•paid dividends of $0.085 per share; and
•on January 28, 2025, announced a cash dividend of $0.085 per share, payable on February 21, 2025 to stockholders of record as of the close of business on February 7, 2025.

Comparison of Operating Results for the Three Months Ended December 31, 2024 and September 30, 2024
For the quarter ended December 31, 2024, the Company recognized net income of $15.4 million, or $0.12 per share, compared to net income of $12.1 million, or $0.09 per share, for the quarter ended September 30, 2024. The higher net income in the current quarter was due primarily to lower income tax expense compared to the prior quarter due mainly to income tax expense associated with the pre-1988 bad debt recapture during the prior quarter. There was no similar tax expense in the current quarter. See additional discussion regarding the pre-1988 bad debt recapture in the "Income Tax Expense" section below. The net interest margin increased six basis points, from 1.80% for the prior quarter to 1.86% for the current quarter due mainly to growth in the higher yielding commercial loan portfolio.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$81,394	$79,841	$1,553	1.9%
Mortgage-backed securities ("MBS")	11,024	10,412	612	5.9
Federal Home Loan Bank Topeka ("FHLB") stock	2,352	2,418	(66)	(2.7)
Cash and cash equivalents	1,871	2,562	(691)	(27.0)
Investment securities	981	1,634	(653)	(40.0)
Total interest and dividend income	$97,622	$96,867	$755	0.8

The increase in interest income on loans receivable was due mainly to an increase in the average balance of the commercial loan portfolio, along with an increase in the weighted average yield on the overall loan portfolio. See additional discussion regarding the composition of the loan portfolio in the "Financial Condition as of December 31, 2024" section below. The increase in interest income on MBS was due to an increase in average balance primarily a result of purchases made early during the current quarter using excess cash. The decrease in interest income on cash and cash equivalents was due mainly to a decrease in the average balance as excess operating cash was used to fund MBS purchases and commercial loan activities and to pay semi-annual escrow payments for customers during the current quarter. The decrease in interest income on investment securities was due primarily to a decrease in the average balance as a result of certain called securities not being replaced in their entirety.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$37,345	$37,458	$(113)	(0.3)%
Borrowings	18,047	18,585	(538)	(2.9)
Total interest expense	$55,392	$56,043	$(651)	(1.2)

The decrease in interest expense on deposits was due to a decrease in the weighted average rate on money market accounts, retail certificates of deposit and checking accounts, which was almost entirely offset by an increase in the weighted average rate on savings accounts due to growth in the Bank's high yield savings account. The decrease in borrowings expense was due primarily to the maturity of a $50.0 million advance late during the prior quarter that was not renewed, as well as to a reduction in borrowings outstanding during the current quarter as a result of principal payments made on the Bank's amortizing advances.

Provision for Credit Losses
For the quarter ended December 31, 2024, the Bank recorded a provision for credit losses of $677 thousand, compared to a provision release of $637 thousand for the prior quarter. The provision in the current quarter was comprised of a $2.0 million increase in the allowance for credit losses ("ACL") for loans, partially offset by a $1.3 million decrease in the reserve for off-balance sheet credit exposures. The increase in ACL was due mainly to commercial loan growth during the current quarter. The decrease in the reserves for off-balance sheet credit exposures was due primarily to a decrease in the balance of commercial off-balance sheet credit exposures between quarters due mainly to the funding of commercial commitments during the current quarter.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,707	$2,830	$(123)	(4.3)%
Insurance commissions	776	754	22	2.9
Other non-interest income	1,210	1,202	8	0.7
Total non-interest income	$4,693	$4,786	$(93)	(1.9)

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$14,232	$13,086	$1,146	8.8%
Information technology and related expense	4,550	4,637	(87)	(1.9)
Occupancy, net	3,333	3,442	(109)	(3.2)
Regulatory and outside services	1,113	1,398	(285)	(20.4)
Federal insurance premium	1,038	1,113	(75)	(6.7)
Advertising and promotional	822	1,054	(232)	(22.0)
Deposit and loan transaction costs	591	584	7	1.2
Office supplies and related expense	399	506	(107)	(21.1)
Other non-interest expense	1,070	1,220	(150)	(12.3)
Total non-interest expense	$27,148	$27,040	$108	0.4

The increase in salaries and employee benefits was due primarily to the accrual of incentive compensation during the current quarter related to the Bank's short-term performance plan. The prior quarter included a reduction in incentive compensation due to the Company's financial results for fiscal year 2024 being lower than projected. The decrease in regulatory and outside services was due primarily to the timing of audit and other outside services. More services were provided during the prior quarter compared to the current quarter. The decrease in advertising and promotional expense was due mainly to the timing of campaigns and sponsorships compared to the prior quarter. Overall, management is expecting a 4.0% increase in non-interest expenses for fiscal year 2025 compared to fiscal year 2024.

The Company's efficiency ratio was 57.86% for the current quarter compared to 59.29% for the prior quarter. The improvement in the efficiency ratio was due to higher net interest income during the current quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value generally indicates that it is costing the financial institution less money to generate revenue.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$19,098	$19,207	$(109)	(0.6)%
Income tax expense	3,667	7,150	(3,483)	(48.7)
Net income	$15,431	$12,057	$3,374	28.0

Effective Tax Rate	19.2%	37.2%

Income tax expense was higher in the prior quarter due primarily to recording $2.0 million of federal income tax expense associated with the Bank's pre-1988 bad debt recapture, along with higher state income tax expense mainly related to the tax treatment of the bad debt recapture. The income tax expense associated with the pre-1988 bad debt recapture negatively impacted earnings by $0.02 per share in the prior quarter.

The income tax on the earnings distribution from the Bank to the Company during the prior quarter was due to the recapture of a portion of the Bank's bad debt reserves which were established prior to September 30, 1988, and are included in the Bank's retained earnings ("pre-1988 bad debt reserves"). A taxable net loss was reported on the Company's September 30, 2024 federal tax return due to the net losses associated with the securities strategy (defined in the "Securities Strategy to Improve Earnings" section below), which resulted in the Bank and Company having a negative current and accumulated earnings and profit tax position. This requires the Bank to draw upon the pre-1988 bad debt reserves for any distributions from the Bank to the Company and to pay taxes on the reduction to the pre-1988 bad debt reserves at the current corporate tax rate as of time of such distribution ("pre-1988 bad debt recapture"). It is the intention of management and the Board of Directors to not make distributions from the Bank to the Company during fiscal year 2025 to limit the tax associated with the pre-1988 bad debt recapture. It is currently anticipated that the Bank will have sufficient taxable income during fiscal year 2025 to replenish the Bank's tax accumulated earnings and profits to a positive level allowing the Bank to make earnings distributions to the Company during fiscal year 2026 and not have those distributions subject to the pre-1988 bad debt recapture tax.

Comparison of Operating Results for the Three Months Ended December 31, 2024 and 2023
The Company recognized net income of $15.4 million, or $0.12 per share, for the current quarter, compared to net income of $2.5 million, or $0.02 per share, for the prior year quarter. The lower net income in the prior year quarter was primarily a result of the impairment loss on the securities associated with the securities strategy. See additional discussion regarding the securities strategy in the "Securities Strategy to Improve Earnings" section below. The securities associated with the securities strategy were sold in the prior year quarter, and in that quarter the Company incurred $13.3 million ($10.0 million net of tax) of net losses related to the sale of those securities. Excluding the effects of the net loss associated with the securities strategy, earnings per share would have been $0.10 for the prior year quarter. The increase in earnings per share excluding the effects of the net loss associated with the securities strategy was due primarily to higher net interest income in the current quarter.

The net interest margin increased 15 basis points, from 1.71% for the prior year quarter to 1.86% for the current quarter. The increase was due mainly to higher yields on loans and securities, which outpaced the increase in the cost of deposits, largely in retail certificates of deposit, along with the continued shift of loan balances from the one- to four-family loan portfolio to the higher yielding commercial loan portfolio.

Securities Strategy to Improve Earnings
In October 2023, the Company initiated a securities strategy (the "securities strategy") by selling $1.30 billion of securities, representing 94% of its securities portfolio. Since the Company did not have the intent to hold the $1.30 billion of securities to maturity at September 30, 2023, the Company recognized an impairment loss on those securities of $192.6 million which was reflected in the Company's financial statements for the quarter and fiscal year ended September 30, 2023. The securities strategy allowed the Company to improve its earnings stream going forward, beginning in the quarter ended December 31, 2023, by redeploying most of the proceeds into then current market rate securities and to provide liquidity to deleverage the balance sheet utilizing the remaining proceeds. During the quarter ended December 31, 2023, the Company completed the sale of securities and recognized $13.3 million ($10.0 million net of tax), or $0.08 per share, of additional loss related to the sale of the securities. See additional information regarding the impact of the securities strategy on our financial measurements in "Average Balance Sheets" below. The $1.30 billion of securities sold had a weighted average yield of 1.22% and an average duration of 3.6 years. With the proceeds from the sale of the securities, the Company purchased $632.0 million of securities yielding 5.75%, paid down $500.0 million of borrowings with a weighted average cost of 4.70%, and held the remaining cash at the Federal Reserve Bank of Kansas City ("FRB") earning interest at the reserve balance rate until such time as it could be used to fund commercial activity or for other Bank operations.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$81,394	$75,941	$5,453	7.2%
MBS	11,024	5,859	5,165	88.2
FHLB stock	2,352	2,586	(234)	(9.0)
Cash and cash equivalents	1,871	4,778	(2,907)	(60.8)
Investment securities	981	2,528	(1,547)	(61.2)
Total interest and dividend income	$97,622	$91,692	$5,930	6.5

The increase in interest income on loans receivable was due largely to an increase in the weighted average yield, along with an increase in the average balance of the portfolio primarily as a result of growth in the commercial loan portfolio as the loan portfolio mix continued to shift from one- to four-family loans to commercial loans. The increase in the weighted average yield was due primarily to originations at higher market rates between periods, as well as disbursements on commercial real estate and commercial construction loans at rates higher than the overall portfolio rate. The increase in interest income on MBS securities was due mainly to an increase in the average balance of the portfolio, along with an increase in the weighted average yield compared to the prior year quarter. The increase in the average balance was due mainly to securities purchases between periods. The higher weighted average yield was due mainly to the securities strategy, as the securities that were sold during the prior year quarter were reinvested into higher yielding securities, and due to additional securities purchases between periods at higher yields than the prior year quarter. Interest income on cash and cash equivalents decreased due largely to a decrease in the average balance of cash and cash equivalents, as a result of cash balances being drawn down during the prior fiscal year to fund loans and other operational needs. The decrease in interest income on investment securities was due primarily to a decrease in average balance, partially offset by an increase in the weighted average yield, both due to the securities strategy. Additionally, the investment securities purchased with the proceeds from the securities strategy were invested into shorter term securities which were largely called or matured during fiscal year 2024.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$37,345	$32,443	$4,902	15.1%
Borrowings	18,047	19,656	(1,609)	(8.2)
Total interest expense	$55,392	$52,099	$3,293	6.3

The increase in interest expense on deposits was due primarily to an increase in the weighted average rate paid on deposits, specifically retail certificates of deposit and savings accounts, partially offset by a decrease in the weighted average rate paid on money market accounts. To a lesser extent, the average balance of retail certificates of deposit also increased interest expense on deposits.

The decrease in interest expense on borrowings was due to a decrease in the average balance, which was partially offset by higher interest rates on the borrowings that were replaced during fiscal year 2024. The decrease in the average balance of borrowings was due to a decrease in borrowings under the Federal Reserve's Bank Term Funding Program ("BTFP"), which were repaid during the prior year quarter using some of the proceeds resulting from the securities strategy, along with some FHLB borrowings that matured between periods and were not replaced.

Provision for Credit Losses
The Company recorded a provision for credit losses of $677 thousand during the current quarter, compared to a provision for credit losses of $123 thousand for the prior year quarter. See "Comparison of Operating Results for the Three Months Ended December 31, 2024 and September 30, 2024" above for additional information regarding the provision for credit losses during the current quarter.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,707	$2,575	$132	5.1%
Insurance commissions	776	863	(87)	(10.1)
Net loss from securities transactions	—	(13,345)	13,345	100.0
Other non-interest income	1,210	1,013	197	19.4
Total non-interest income	$4,693	$(8,894)	$13,587	152.8
The net loss from securities transactions in the prior year quarter related to the securities strategy. The increase in other non-interest income was due mainly to a net loss on financial derivatives related to a lending relationship in the prior year quarter, largely driven by changes in market interest rates. The financial derivatives related to the lending relationship matured during the fourth quarter of fiscal year 2024 so there was no such activity in the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$14,232	$12,992	$1,240	9.5%
Information technology and related expense	4,550	5,369	(819)	(15.3)
Occupancy, net	3,333	3,372	(39)	(1.2)
Regulatory and outside services	1,113	1,643	(530)	(32.3)
Federal insurance premium	1,038	1,860	(822)	(44.2)
Advertising and promotional	822	988	(166)	(16.8)
Deposit and loan transaction costs	591	542	49	9.0
Office supplies and related expense	399	361	38	10.5
Other non-interest expense	1,070	1,381	(311)	(22.5)
Total non-interest expense	$27,148	$28,508	$(1,360)	(4.8)

The increase in salaries and employee benefits was mainly attributable to salary adjustments between periods to remain market competitive. The decrease in information technology and related expense was due mainly to lower third-party project management expenses due to the Bank's digital transformation project during the prior year quarter, along with lower software licensing expenses. The decrease in regulatory and outside services was due to the prior year quarter including expenses related to the digital transformation project, along with a reduction in rates and usage related to certain outside services. The decrease in the federal insurance premium was due primarily to a decrease in the Federal Deposit Insurance Corporation ("FDIC") assessment rate as a result of the way the assessment rate was adjusted in fiscal year 2024 for the occurrence of the Bank's net loss during the quarter ended September 30, 2023. The decrease in advertising and promotional expense was due mainly to the timing of campaigns and sponsorships compared to the prior year quarter. The decrease in other non-interest expense was due mainly to the maturity of an interest rate swap agreement during the current quarter which reduced the expense associated with the collateral held in relation to the interest rate swap and due to decreases in other miscellaneous expenses.

The Company's efficiency ratio was 57.86% for the current quarter compared to 92.86% for the prior year quarter. Excluding the net losses from the securities strategy, the efficiency ratio would have been 64.73% for the prior year quarter. The improvement in the efficiency ratio, excluding the net losses from the securities strategy, was due primarily to higher net interest income and lower non-interest expense in the current quarter compared to the prior year quarter.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense (benefit)	$19,098	$2,068	$17,030	823.5%
Income tax expense (benefit)	3,667	(475)	4,142	872.0
Net income	$15,431	$2,543	$12,888	506.8

Effective Tax Rate	19.2%	(23.0%)

In the prior year quarter, absent the income tax benefit associated with the net loss on the securities strategy, the effective tax rate would have been 18.0% and income tax expense would have been $2.8 million. Income tax expense was higher in the current quarter compared to the prior year quarter, excluding the income tax benefit associated with the net losses on the securities strategy, due to higher pretax income in the current quarter, along with a slightly higher effective tax rate in the current quarter.

Financial Condition as of December 31, 2024
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized
	December 31,	September 30,	Percent
	2024	2024	Change
	(Dollars and shares in thousands)
Total assets	$9,538,167	$9,527,608	0.4%
Available-for-sale ("AFS") securities	861,501	856,266	2.4
Loans receivable, net	7,953,556	7,907,338	2.3
Deposits	6,206,117	6,129,982	5.0
Borrowings	2,163,775	2,179,564	(2.9)
Stockholders' equity	1,026,939	1,032,270	(2.1)
Equity to total assets at end of period	10.8%	10.8%
Average number of basic shares outstanding	129,973	129,918	0.2
Average number of diluted shares outstanding	129,973	129,918	0.2

Loans receivable, net increased $46.2 million during the current quarter. The loan portfolio mix continued to shift from one- to four-family loans to commercial loans during the current quarter, with $137.5 million in commercial loan growth, partially offset by a $90.8 million decrease in one- to four-family loans due primarily to decreases of $48.7 million and $34.1 million in one- to four-family correspondent loans and one- to four-family originated loans, respectively.

As a result of continued high interest rates and lack of housing inventory which has reduced housing market transactions, our single-family origination activity has slowed which directly impacts the Bank's one- to four-family loan portfolio. Origination and refinance activity has slowed considerably, and there has been a reduction in one- to four-family loan balances through scheduled repayments and loan payoffs. Additionally, the Bank suspended its one- to four-family correspondent lending channels during fiscal year 2024 for the foreseeable future. Management expects the Bank's one- to four-family originated loan portfolio will continue to decrease as the affordability of housing remains challenging and there is limited supply of homes for sale. Cash flows generated from the one- to four-family portfolio are currently being used to fund commercial loan growth.

Deposits increased $76.1 million during the current quarter, primarily in retail savings accounts due to the Bank's high-yield savings account offering and retail checking accounts, partially offset by a decrease in retail certificates of deposit. Management has continued to focus on retaining and growing deposits through its high-yield savings account which had an annual percentage yield of 4.30% for balances over $10 thousand as of December 31, 2024. The high-yield savings account balance was $171.7 million as of December 31, 2024 compared to $96.2 million and $520 thousand as of September 30, 2024 and December 31, 2023, respectively.

Borrowings decreased $15.8 million during the current quarter due to principal payments made on the Bank's amortizing advances. Management estimates that the Bank had $2.91 billion in additional liquidity available at December 31, 2024 based on the Bank's blanket collateral agreement with FHLB and unencumbered securities.

The following table summarizes loan originations and purchases, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended
	December 31, 2024		September 30, 2024
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$94,245	6.27%	$102,076	6.56%

Commercial:
Originated	171,486	7.02	47,016	7.70
Participations/Purchased	69,790	7.21	13,500	7.43
	$335,521	6.85	$162,592	6.96

Deposit Activity
Non-maturity deposits	$126,981		$(35,178)
Retail/Commercial certificates of deposit	(32,833)		56,395

Borrowing activity
Maturities and repayments	(216,168)	3.42	(187,418)	3.01
New borrowings	200,000	4.27	75,000	4.50

Stockholders' Equity
Stockholders' equity totaled $1.03 billion at December 31, 2024 a decrease of $5.3 million from September 30, 2024 due primarily to a decrease in accumulated other comprehensive income, net of tax, partially offset by a decrease in accumulated deficit. The decrease in the accumulated other comprehensive income, net of tax, was due to a decrease in unrealized gains on AFS securities as a result of an increase in market interest rates during the current quarter.
Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of December 31, 2024, the Bank's capital ratios exceeded the well-capitalized requirements and the Bank exceeded internal policy thresholds for sensitivity to changes in interest rates. As of December 31, 2024, the Bank's community bank leverage ratio was 9.4%.
During the quarter ended December 31, 2024, the Company paid regular quarterly cash dividends totaling $11.1 million, or $0.085 per share. On January 28, 2025 the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.1 million, payable on February 21, 2025 to stockholders of record as of the close of business on February 7, 2025.
At December 31, 2024, Capitol Federal Financial, Inc., at the holding company level, had $39.1 million in cash on deposit at the Bank. For fiscal year 2025, it is the intention of the Company's Board of Directors to pay out the regular quarterly cash dividend of $0.085 per share, totaling $0.34 per share for the year. To the extent that earnings in fiscal year 2025 exceed $0.34 per share, the Board of Directors will consider the payment of additional dividends. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, the Bank's taxable current earnings and accumulated earnings and profits, and the amount of cash at the holding company level.

The Company currently has $75.0 million authorized for repurchase under an existing stock repurchase plan. The FRB's current approval for the Company to repurchase shares up to the $75.0 million authorization expires in February 2025, and an application for extension is in process. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. There were no share repurchases during the current quarter.

The following table presents a reconciliation of total to net shares outstanding as of December 31, 2024.

Total shares outstanding	132,774,365
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,755,566)
Net shares outstanding	130,018,799

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 46 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's market areas; the future earnings and capital levels of the Bank and the impact of the pre-1988 bad debt recapture, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	September 30,
	2024	2024
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $140,287 and $192,138)	$170,324	$217,307
AFS securities, at estimated fair value (amortized cost of $850,570 and $829,852)	861,501	856,266
Loans receivable, net (ACL of $24,997 and $23,035)	7,953,556	7,907,338
FHLB stock, at cost	100,364	101,175
Premises and equipment, net	90,326	91,463
Income taxes receivable, net	843	359
Deferred income tax assets, net	24,420	21,978
Other assets	336,833	331,722
TOTAL ASSETS	$9,538,167	$9,527,608

LIABILITIES:
Deposits	$6,206,117	$6,129,982
Borrowings	2,163,775	2,179,564
Advances by borrowers	26,088	61,801
Other liabilities	115,248	123,991
Total liabilities	8,511,228	8,495,338

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 132,774,365 and 132,735,565 shares issued and outstanding as of December 31, 2024 and September 30, 2024, respectively	1,328	1,327
Additional paid-in capital	1,146,802	1,146,851
Unearned compensation, ESOP	(26,019)	(26,431)
Accumulated deficit	(106,734)	(111,104)
Accumulated other comprehensive income, net of tax	11,562	21,627
Total stockholders' equity	1,026,939	1,032,270
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,538,167	$9,527,608

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2024	2024	2023
INTEREST AND DIVIDEND INCOME:
Loans receivable	$81,394	$79,841	$75,941
MBS	11,024	10,412	5,859
FHLB stock	2,352	2,418	2,586
Cash and cash equivalents	1,871	2,562	4,778
Investment securities	981	1,634	2,528
Total interest and dividend income	97,622	96,867	91,692

INTEREST EXPENSE:
Deposits	37,345	37,458	32,443
Borrowings	18,047	18,585	19,656
Total interest expense	55,392	56,043	52,099

NET INTEREST INCOME	42,230	40,824	39,593

PROVISION FOR CREDIT LOSSES	677	(637)	123
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	41,553	41,461	39,470

NON-INTEREST INCOME:
Deposit service fees	2,707	2,830	2,575
Insurance commissions	776	754	863
Net loss from securities transactions	—	—	(13,345)
Other non-interest income	1,210	1,202	1,013
Total non-interest income	4,693	4,786	(8,894)

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,232	13,086	12,992
Information technology and related expense	4,550	4,637	5,369
Occupancy, net	3,333	3,442	3,372
Regulatory and outside services	1,113	1,398	1,643
Federal insurance premium	1,038	1,113	1,860
Advertising and promotional	822	1,054	988
Deposit and loan transaction costs	591	584	542
Office supplies and related expense	399	506	361
Other non-interest expense	1,070	1,220	1,381
Total non-interest expense	27,148	27,040	28,508
INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	19,098	19,207	2,068
INCOME TAX EXPENSE (BENEFIT)	3,667	7,150	(475)
NET INCOME	$15,431	$12,057	$2,543

Average Balance Sheets
The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,925,427	$36,375	3.71%	$3,956,014	$36,188	3.66%	$4,025,539	$35,060	3.48%
Correspondent purchased	2,212,300	18,089	3.27	2,262,838	18,705	3.31	2,413,900	19,660	3.26
Bulk purchased	126,095	895	2.84	128,520	839	2.61	136,609	694	2.03
Total one- to four-family loans	6,263,822	55,359	3.54	6,347,372	55,732	3.51	6,576,048	55,414	3.37
Commercial loans	1,606,748	23,756	5.79	1,483,197	21,756	5.74	1,306,917	18,267	5.47
Consumer loans	110,661	2,279	8.19	109,404	2,353	8.56	105,958	2,260	8.46
Total loans receivable(1)	7,981,231	81,394	4.05	7,939,973	79,841	4.00	7,988,923	75,941	3.78
MBS(2)	781,252	11,024	5.64	736,695	10,412	5.65	526,733	5,859	4.45
Investment securities(2)(3)	72,561	981	5.41	115,856	1,634	5.64	266,873	2,528	3.79
FHLB stock	99,151	2,352	9.41	101,942	2,418	9.44	108,648	2,586	9.44
Cash and cash equivalents	154,752	1,871	4.73	187,484	2,562	5.35	346,220	4,778	5.40
Total interest-earning assets	9,088,947	97,622	4.27	9,081,950	96,867	4.24	9,237,397	91,692	3.95
Other non-interest-earning assets	463,322			458,253			466,084
Total assets	$9,552,269			$9,540,203			$9,703,481

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$865,738	531	0.24	$853,921	590	0.27	$886,530	445	0.20
Savings	567,533	1,422	0.99	531,579	972	0.73	472,819	138	0.12
Money market	1,245,714	4,212	1.34	1,243,150	4,630	1.48	1,364,565	6,737	1.96
Retail certificates	2,812,034	29,755	4.20	2,789,666	29,601	4.22	2,555,375	23,199	3.60
Commercial certificates	57,859	636	4.36	59,020	651	4.39	49,558	463	3.70
Wholesale certificates	69,487	789	4.50	87,259	1,014	4.62	130,857	1,461	4.43
Total deposits	5,618,365	37,345	2.64	5,564,595	37,458	2.68	5,459,704	32,443	2.36
Borrowings	2,171,476	18,047	3.30	2,227,278	18,585	3.31	2,467,410	19,656	3.15
Total interest-bearing liabilities	7,789,841	55,392	2.82	7,791,873	56,043	2.86	7,927,114	52,099	2.61
Non-interest-bearing deposits	544,548			534,912			537,144
Other non-interest-bearing liabilities	186,227			184,320			202,743
Stockholders' equity	1,031,653			1,029,098			1,036,480
Total liabilities and stockholders' equity	$9,552,269			$9,540,203			$9,703,481

Net interest income(4)		$42,230			$40,824			$39,593
Net interest-earning assets	$1,299,106			$1,290,077			$1,310,283
Net interest margin(5)			1.86			1.80			1.71
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x			1.17x

Selected performance ratios:
Return on average assets (annualized)(6)(10)			0.65%			0.51%			0.10%
Return on average equity (annualized)(7)(10)			5.98			4.69			0.98
Average equity to average assets			10.80			10.79			10.68
Operating expense ratio(8)			1.14			1.13			1.18
Efficiency ratio(9)(10)			57.86			59.29			92.86

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)There were no nontaxable securities included in the average balance of investment securities for the quarters ended December 31, 2024 or September 30, 2024. The average balance of investment securities includes an average balance of nontaxable securities of $201 thousand for the quarter ended December 31, 2023.
(4)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(5)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets. Management believes the net interest margin is important to investors as it is a profitability measure for financial institutions.
(6)Return on average assets represents annualized net income as a percentage of total average assets. Management believes that the return on average assets is important to investors as it shows the Company's profitability in relation to the Company's average assets.
(7)Return on average equity represents annualized net income as a percentage of total average equity. Management believes that the return on average equity is important to investors as it shows the Company's profitability in relation to the Company's average equity.
(8)The operating expense ratio represents annualized non-interest expense as a percentage of average assets. Management believes the operating expense ratio is important to investors as it provides insight into how efficiently the Company is managing its expenses in relation to its assets. It is a financial measurement ratio that does not take into consideration changes in interest rates.
(9)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. Management believes the efficiency ratio is important to investors as it is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value generally indicates that it is costing the financial institution more money to generate revenue, related to its net interest margin and non-interest income.
(10)The table below provides a reconciliation between performance measures presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the same performance measures excluding the impact of the net loss on the securities transactions associated with the securities strategy, which are not presented in accordance with GAAP. The securities strategy was non-recurring in nature; therefore management believes it is meaningful to investors to present certain financial measures excluding the securities strategy to better evaluate the Company's core operations. See information regarding the securities strategy in "Comparison of Operating Results for the Three Months Ended December 31, 2024 and 2023 - Securities Strategy".

	For the Three Months Ended
	December 31, 2023
			Excluding
			Securities
	Actual	Securities	Strategy
	(GAAP)	Strategy	(Non-GAAP)
Return on average assets	0.10%	(0.42)%	0.52%
Return on average equity	0.98	(3.89)	4.87
Efficiency Ratio	92.86	28.13	64.73
Earnings per share(11)	$0.02	$(0.08)	$0.10
(11)Earnings per share is calculated as net income divided by average shares outstanding. Management believes earnings per share is an important measure to investors as it shows the Company's earnings in relation to the Company's outstanding shares.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated.

	December 31, 2024			September 30, 2024			December 31, 2023
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,907,809	3.64%	49.0%	$3,941,952	3.60%	49.8%	$3,986,479	3.44%	50.1%
Correspondent purchased	2,163,847	3.48	27.1	2,212,587	3.48	27.9	2,360,843	3.45	29.7
Bulk purchased	123,029	2.97	1.6	127,161	2.80	1.6	134,504	2.10	1.7
Construction	19,165	6.35	0.2	22,970	6.05	0.3	43,631	4.47	0.5
Total	6,213,850	3.58	77.9	6,304,670	3.55	79.6	6,525,457	3.42	82.0
Commercial:
Commercial real estate	1,353,482	5.48	17.0	1,191,624	5.43	15.0	1,019,431	5.27	12.8
Commercial and industrial	131,267	6.66	1.7	129,678	6.66	1.6	113,686	6.46	1.4
Construction	161,744	6.14	2.0	187,676	6.40	2.4	196,493	5.41	2.5
Total	1,646,493	5.64	20.7	1,508,978	5.65	19.0	1,329,610	5.39	16.7
Consumer loans:
Home equity	103,006	8.31	1.3	99,988	8.90	1.3	96,952	8.84	1.2
Other	9,680	5.77	0.1	9,615	5.72	0.1	9,670	5.32	0.1
Total	112,686	8.09	1.4	109,603	8.62	1.4	106,622	8.52	1.3
Total loans receivable	7,973,029	4.07	100.0%	7,923,251	4.02	100.0%	7,961,689	3.82	100.0%

Less:
ACL	24,997			23,035			24,178
Deferred loan fees/discounts	30,973			30,336			30,653
Premiums/deferred costs	(36,497)			(37,458)			(40,652)
Total loans receivable, net	$7,953,556			$7,907,338			$7,947,510

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate. During the current quarter, the one- to four-family loan portfolio decreased as expected, while the commercial portfolio grew by 36.5% on an annualized basis. Management does not expect that rate of commercial loan growth to continue, but does expect continued growth during the current fiscal year.

	For the Three Months Ended
	December 31, 2024
	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,923,251	4.02%
Originated and refinanced	265,731	6.76
Purchased and participations	69,790	7.21
Change in undisbursed loan funds	(36,990)
Repayments	(248,760)
Principal recoveries/ (charge-offs), net	7
Ending balance	$7,973,029	4.07

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of December 31, 2024. Credit scores were updated in September 2024 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,907,809	62.9%	3.64%	771	58%	$169
Correspondent purchased	2,163,847	34.8	3.48	767	62	401
Bulk purchased	123,029	2.0	2.97	773	53	279
Construction	19,165	0.3	6.35	780	46	355
	$6,213,850	100.0	3.58	770	60	214

The following table presents origination activity in our one- to four-family loan portfolio, excluding endorsement activity, along with the weighted average rate, weighted average LTV and weighted average credit score for the three months ended December 31, 2024.

				Credit
	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$81,545	5.95%	72.67%	766

The following table presents the amount and weighted average rate of one- to four-family loan origination and refinance commitments as of December 31, 2024.

	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$42,023	6.47%

Commercial Loans: The table below presents commercial loan origination and purchase activity during the three months ended December 31, 2024.

	Amount	Rate
	(Dollars in thousands)
Commercial real estate	$147,549	6.84%
Commercial and industrial	26,686	7.41
Commercial construction	67,041	7.47
	$241,276	7.08

The following table presents commercial loan disbursements, excluding lines of credit, during the three months ended December 31, 2024.

	Amount	Rate
	(Dollars in thousands)
Commercial real estate	$147,268	6.61%
Commercial and industrial	10,200	7.33
Commercial construction	46,968	6.24
	$204,436	6.56

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. As of December 31, 2024, the Bank had five commercial real estate and commercial construction loan commitments totaling $53.7 million, at a weighted average rate of 7.32%. Management anticipates fully funding the majority of the undisbursed amounts as most are not cancellable by the Bank. Of the total commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of December 31, 2024, management anticipates funding approximately $87.5 million during the March 2025 quarter, $91.4 million during the June 2025 quarter, $73.8 million during the September 2025 quarter, and $94.3 million during the December 2025 quarter or later. At December 31, 2024, the unpaid principal balance of non-owner occupied commercial real estate loans was $1.02 billion and the unpaid principal balance of owner occupied commercial real estate loans was $166.1 million, which are included in the table below.

	December 31, 2024				September 30, 2024
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Hotel	23	$387,305	$45,342	$432,647	$323,396
Multi-family	37	206,681	179,660	386,341	359,707
Senior housing	37	342,049	3,763	345,812	332,334
Retail building	134	273,496	62,639	336,135	316,261
Office building	78	127,738	672	128,410	127,961
One- to four-family property	315	59,480	4,399	63,879	63,416
Single use building	31	39,799	262	40,061	43,438
Warehouse/manufacturing	48	34,272	297	34,569	34,656
Other	66	44,406	1,319	45,725	62,013
	769	$1,515,226	$298,353	$1,813,579	$1,663,182

Weighted average rate		5.55%	6.77%	5.75%	5.77%

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	December 31, 2024				September 30, 2024
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	566	$590,691	$118,471	$709,162	$713,437
Texas	20	289,521	40,762	330,283	348,066
Missouri	132	259,886	45,949	305,835	313,146
California	3	80,569	882	81,451	15,040
Colorado	10	46,060	14,745	60,805	50,017
New York	1	60,000	—	60,000	60,000
Nebraska	8	32,262	27,144	59,406	32,422
Tennessee	3	37,840	2,942	40,782	35,973
Other	26	118,397	47,458	165,855	95,081
	769	$1,515,226	$298,353	$1,813,579	$1,663,182

The following table presents the Bank's commercial real estate and commercial construction loans by unpaid principal balance, aggregated by type of primary collateral and state, along with weighted average LTV and weighted average debt service coverage ratio ("DSCR") as of December 31, 2024. The LTV is calculated using the gross loan amount (composed of unpaid principal and undisbursed amounts) as of December 31, 2024 and the most current collateral value available, which is most often the value at origination/purchase. For existing real estate, the "as is" value is used. If the property is to be constructed, the "as completed" value of the collateral is utilized. The DSCR is calculated based on historical borrower performance, or projected borrower performance for newly formed entities with no performance history. The DSCR is calculated at the time of origination, and is updated at the time of subsequent loan renewals or reviews of borrower financials. The DSCR presented in the table below is based on the DSCR at the time of origination unless an updated DSCR has been calculated.

							Weighted	Weighted
	Kansas	Texas	Missouri	California	Other	Total	LTV	DSCR
	(Dollars in thousands)
Hotel	$42,272	$140,576	$9,596	$77,601	$117,260	$387,305	54.8%	1.58x
Senior housing	176,266	—	109,431	—	56,352	342,049	70.8	1.48
Retail building	86,884	69,651	49,011	—	67,950	273,496	63.0	1.91
Multi-family	122,647	17,926	45,481	—	20,627	206,681	64.3	1.24
Office building	58,079	60,467	8,844	—	348	127,738	52.0	2.69
Other	104,543	901	37,523	2,968	32,022	177,957	59.0	2.99
	$590,691	$289,521	$259,886	$80,569	$294,559	$1,515,226	61.4	1.83

Weighted LTV	64.3%	55.1%	66.6%	48.6%	61.0%	61.4%
Weighted DSCR	1.96x	1.51x	2.10x	2.08x	1.58x	1.83x
The following table presents the Bank's commercial real estate and construction loans and outstanding loan commitments, categorized by aggregate gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, average loan amount, weighted average LTV and weighted average DSCR, as of December 31, 2024. See information above for the weighted average LTV and DSCR calculations. For loans and commitments over $50.0 million, $181.8 million related to hotels in California, New York, and Texas, $143.1 million related to multi-family properties located in Kansas, and $60.0 million related to an office building in Texas.

			Average	Weighted	Weighted
	Count	Amount	Amount	LTV	DSCR
	(Dollars in thousands)
Greater than $50 million	6	$384,910	$64,152	55.9%	1.49x
>$30 to $50 million	6	210,870	35,145	65.9	1.41
>$20 to $30 million	17	413,149	24,303	68.2	1.34
>$15 to $20 million	8	134,805	16,851	62.6	1.67
>$10 to $15 million	11	128,264	11,660	66.5	1.61
>$5 to $10 million	29	205,966	7,102	64.4	1.84
$1 to $5 million	113	262,671	2,325	60.1	2.13
Less than $1 million	584	126,693	217	53.9	3.80
	774	$1,867,328	2,413	62.3	1.75

The following table summarizes the Bank's commercial and industrial loans by loan purpose as of the dates indicated. As of December 31, 2024, the Bank had two commercial and industrial loan commitments totaling $981 thousand, at a weighted average rate of 7.95%.

	December 31, 2024				September 30, 2024
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Working capital	164	$47,978	$38,208	$86,186	$74,097
Purchase/refinance business assets	57	41,562	504	42,066	37,950
Finance/lease vehicle	252	26,655	—	26,655	28,318
Purchase equipment	70	8,998	14,474	23,472	15,457
Other	21	6,074	2,069	8,143	7,735
	564	$131,267	$55,255	$186,522	$163,557

		6.66%	7.23%	6.83%	6.89%

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at December 31, 2024, approximately 81% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO. The increase in 30-89 day delinquent commercial real estate loans as of December 31, 2024 was due primarily to a $15.5 million Community Reinvestment Act loan. The borrower is in the process of obtaining tax credit funding which will service the loan until the project is stabilized. The tax credit funding is anticipated to be received by the borrower during the quarter ended March 31, 2025.

	Loans Delinquent for 30 to 89 Days at:
	December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024		December 31, 2023
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	79	$9,768	69	$8,884	70	$7,148	72	$6,803	77	$7,746
Correspondent purchased	11	2,988	12	3,049	13	5,278	10	3,144	16	6,049
Bulk purchased	1	32	2	68	1	277	5	856	4	583
Commercial:
Commercial real estate	7	18,373	11	2,996	10	2,516	9	3,111	13	3,579
Commercial and industrial	1	125	4	391	5	265	2	243	1	230
Consumer	35	679	35	642	40	926	35	601	40	766
	134	$31,965	133	$16,030	139	$16,410	133	$14,758	151	$18,953
30 to 89 days delinquent loans
to total loans receivable, net		0.40%		0.20%		0.21%		0.19%		0.24%

	Non-Performing Loans and OREO at:
	December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024		December 31, 2023
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	26	$2,338	29	$2,274	24	$2,046	23	$2,380	29	$3,749
Correspondent purchased	8	3,843	8	4,024	7	3,860	8	3,969	10	4,164
Bulk purchased	4	1,256	5	1,535	4	1,271	3	962	2	942
Commercial:
Commercial real estate	7	2,038	7	1,163	6	1,078	7	1,076	6	1,116
Commercial and industrial	3	309	2	82	2	82	4	127	2	82
Consumer	22	356	20	436	13	236	10	250	5	116
	70	10,140	71	9,514	56	8,573	55	8,764	54	10,169

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.13%		0.12%		0.11%		0.11%		0.13%

Nonaccrual loans less than 90 Days Delinquent:(1)
Commercial:
Commercial real estate	6	$1,096	3	$326	—	$—	—	$—	1	$18
Commercial and industrial	1	125	2	252	1	30	1	25	—	—
	7	1,221	5	578	1	30	1	25	1	18
Total nonaccrual loans	77	11,361	76	10,092	57	8,603	56	8,789	55	10,187

Nonaccrual loans as a percentage of total loans		0.14%		0.13%		0.11%		0.11%		0.13%

OREO:
One- to four-family:
Originated(2)	—	$—	1	$55	—	$—	1	$67	2	$225
Correspondent purchased	—	—	—	—	—	—	—	—	1	219
	—	—	1	55	—	—	1	67	3	444
Total non-performing assets	77	$11,361	77	$10,147	57	$8,603	57	$8,856	58	$10,631

Non-performing assets as a percentage of total assets		0.12%		0.11%		0.09%		0.09%		0.11%

(1)Includes loans required to be reported as nonaccrual pursuant to internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents the amortized cost of loans classified as special mention or substandard at the dates presented. Included in the commercial real estate substandard loans at December 31, 2024 is a participation loan for $39.1 million related to a hotel in Texas. The property is taking longer than projected to stabilize and the borrower is not meeting the debt service coverage loan covenant required by the loan agreement. The LTV on this loan was 47.5% as of December 31, 2024. As the hotel continues to increase occupancy and interest rates decrease on this adjustable-rate loan, it is expected that cash flows from the operations of the hotel will improve sufficiently to allow the debt service coverage to be sufficient to meet the debt service coverage ratio covenant within the loan agreement without additional support. The loan was not delinquent as of December 31, 2024.

	December 31, 2024		September 30, 2024
	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$12,481	$22,255	$17,528	$22,715
Commercial:
Commercial real estate	15,106	42,249	16,169	2,302
Commercial and industrial	1,795	435	413	335
Consumer	219	512	326	487
	$29,601	$65,451	$34,436	$25,839

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Management applied qualitative factors at December 31, 2024 to account for large dollar commercial loan concentrations and potential risk of loss in market value for newer one- to four-family loans. These qualitative factors were applied to account for credit risks not fully reflected in the discounted cash flow model.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The increase in the ratio of the ACL to total loans as of December 31, 2024 from September 30, 2024 was primarily the result of commercial loan growth during the quarter. The ratio of ACL to loans receivable has been generally consistent over the past two quarters and given the economic outlook at December 31, 2024, management expects it to remain relatively consistent through the remainder of this fiscal year.

	Distribution of ACL		Ratio of ACL to Loans Receivable
	December 31,	September 30,	December 31,	September 30,
	2024	2024	2024	2024
	(Dollars in thousands)
One- to four-family	$3,757	$3,673	0.06%	0.06%
Commercial:
Commercial real estate	17,812	15,719	1.32	1.32
Commercial and industrial	1,209	1,186	0.92	0.91
Construction	1,978	2,249	1.22	1.20
Total commercial	20,999	19,154	1.28	1.27
Consumer	241	208	0.21	0.19
Total	$24,997	$23,035	0.31	0.29

Management applied a qualitative factor for large dollar commercial loan concentrations. The Company's commercial real estate and construction loans generally have low LTVs and strong DSCRs which serve as indicators that losses in the commercial real estate and construction loan portfolios might be unlikely; however, because there is uncertainty surrounding the nature, timing and amount of expected losses, management believes that in the event of a realized loss within the large dollar commercial loan pools, the magnitude of such a loss is likely to be significant. The large dollar commercial loan concentration qualitative factor addresses the risk associated with a large dollar relationship deteriorating due to a loss event. As part of its analysis, management considered external data including historical loss information for the industry and commercial real estate price index trending information from a variety of reputable sources to help determine the amount of this qualitative factor.

For one- to four-family loans, management believes there is potential risk of loss in market value in an economic downturn related to, in particular, newer originations where property values have not experienced price appreciation like more seasoned loans in our portfolio and applied a qualitative factor to account for this risk. To determine the appropriate amount of the one- to four-family loan qualitative factor as of December 31, 2024, management considered external historical home price index trending information, along with the Bank's recent origination/purchase activity, historical loan loss experience and portfolio balance trending, the one-to-four family loan portfolio composition with regard to loan size, and management's knowledge of the Bank's loan portfolio and the one- to four-family lending industry.

The Bank's commercial real estate ACL ratios, in aggregate, continue to be higher than those of our peers. The following tables present the average and median commercial real estate ACL ratios for the Bank and two of the Bank's peer groups for the periods noted. The Office of the Comptroller of the Currency ("OCC") peer group consists of all savings banks greater than $1 billion in assets and the asset size peer group consists of all banks between $5 billion and $15 billion in asset size. The peer group information is sourced from the respective peers' Call Reports.

Average	December 31 2022	March 31 2023	June 30 2023	September 30 2023	December 31 2023	March 31 2024	June 30 2024	September 30 2024	December 31 2024
Bank	1.30%	1.28%	1.45%	1.57%	1.58%	1.60%	1.57%	1.32%	1.32%
OCC	0.92%	1.21%	1.22%	1.21%	1.14%	1.10%	1.11%	1.10%	N/A
Asset Size	1.19%	1.17%	1.19%	1.23%	1.16%	1.16%	1.16%	1.18%	N/A

Median	December 31 2022	March 31 2023	June 30 2023	September 30 2023	December 31 2023	March 31 2024	June 30 2024	September 30 2024	December 31 2024
Bank	1.30%	1.28%	1.45%	1.57%	1.58%	1.60%	1.57%	1.32%	1.32%
OCC	0.84%	1.00%	0.98%	1.06%	1.02%	0.98%	1.02%	0.99%	N/A
Asset Size	1.16%	1.13%	1.12%	1.12%	1.10%	1.14%	1.08%	1.09%	N/A

Historically, the Bank has maintained very low delinquency ratios and net charge-off rates. Over the past two years, the Bank's highest ratio of commercial loans 90 days or more delinquent to total commercial loans at a quarter end was 0.17%. The highest such ratio for one- to four-family originated and correspondent loans, combined, was 0.12%. The amount of total net recoveries during the current quarter was $7 thousand. During the 10-year period ended December 31, 2024, the Bank recognized $1.2 million of total net charge-offs. As of December 31, 2024, the ACL balance was $25.0 million and the reserve for off-balance sheet credit exposures totaled $4.7 million. Management believes that this level of ACL and reserves is adequate for the risk characteristics in our loan portfolio.

The following table presents ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	December 31, 2024	September 30, 2024
	(Dollars in thousands)
Balance at beginning of period	$23,035	$25,854
Charge-offs:
One- to four-family	—	—
Commercial	—	(20)
Consumer	(17)	(39)
Total charge-offs	(17)	(59)
Recoveries:
One- to four-family	3	3
Commercial	20	2
Consumer	1	1
Total recoveries	24	6
Net (charge-offs) recoveries	7	(53)
Provision for credit losses	1,955	(2,766)
Balance at end of period	$24,997	$23,035

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(0.07)	0.57
ACL to non-performing loans at end of period	220.02	228.25
ACL to loans receivable at end of period	0.31	0.29
ACL to net charge-offs (annualized)	N/M(1)	109x
(1)This ratio is not presented due to loan recoveries exceeding loan charge-offs during the period.

The balance of the reserves for off-balance sheet credit exposures was $4.7 million at December 31, 2024 compared to $6.0 million at September 30, 2024. The decrease from the previous quarter of $1.3 million was due primarily to a decrease in the balance of commercial real estate off-balance sheet credit exposures, mainly related to commitments that were funded during the current quarter.

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at December 31, 2024. Overall, fixed-rate securities comprised 95% of our securities portfolio at December 31, 2024. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$774,655	5.64%	4.9
U.S. government-sponsored enterprise debentures	71,915	5.37	2.6
Corporate bonds	4,000	5.12	7.4
	$850,570	5.62	4.8

The following table summarizes the activity in our securities portfolio for the period presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after the most recent three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended
	December 31, 2024
	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$856,266	5.63%	5.2
Maturities and repayments	(51,574)
Net amortization of (premiums)/discounts	876
Purchases	71,416	4.89	6.7
Change in valuation on AFS securities	(15,483)
Ending balance - carrying value	$861,501	5.62	4.8

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The decrease in the deposit portfolio rate at December 31, 2024 compared to September 30, 2024 was due mainly to lower rates on retail certificates of deposit and retail money market accounts.

	December 31, 2024			September 30, 2024			December 31, 2023
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$556,515	—%	9.0%	$549,596	—%	9.0%	$555,382	—%	9.2%
Interest-bearing checking	888,287	0.22	14.3	847,542	0.23	13.8	895,665	0.17	14.9
Savings	611,063	1.21	9.9	540,572	0.82	8.8	471,372	0.12	7.8
Money market	1,235,788	1.19	19.9	1,226,962	1.46	20.0	1,360,349	1.96	22.6
Certificates of deposit	2,914,464	4.15	46.9	2,965,310	4.25	48.4	2,738,827	3.79	45.5
	$6,206,117	2.34	100.0%	$6,129,982	2.45	100.0%	$6,021,595	2.20	100.0%

As of December 31, 2024, approximately $757.8 million (or approximately 12%) of the Bank's Call Report deposit balance was uninsured, of which approximately $461.5 million related to commercial and retail deposit accounts and with the remainder mainly comprised of fully collateralized public unit deposits and intercompany accounts. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio, split between retail non-maturity deposits, commercial non-maturity deposits, and certificates of deposit at the dates presented.

	December 31, 2024			September 30, 2024			December 31, 2023
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Retail non-maturity deposits:
Non-interest-bearing checking	$434,432	—%	7.0%	$418,790	—%	6.8%	$428,368	—%	7.1%
Interest-bearing checking	819,644	0.09	13.2	799,407	0.10	13.0	841,350	0.08	14.0
Savings	607,803	1.22	9.8	537,506	0.83	8.8	468,003	0.12	7.8
Money market	1,145,615	1.09	18.5	1,149,212	1.37	18.7	1,296,977	1.92	21.5
Total	3,007,494	0.69	48.5	2,904,915	0.73	47.4	3,034,698	0.86	50.4
Commercial non-maturity deposits:
Non-interest-bearing checking	122,083	—	2.0	130,806	—	2.1	127,014	—	2.1
Interest-bearing checking	68,643	1.75	1.1	48,135	2.40	0.8	54,316	1.63	0.9
Savings	3,260	0.05	0.1	3,066	0.05	0.1	3,370	0.05	0.1
Money market	90,173	2.50	1.5	77,750	2.72	1.3	63,370	2.70	1.1
Total	284,159	1.22	4.6	259,757	1.26	4.2	248,070	1.05	4.1
Certificates of deposit:
Retail certificates of deposit	2,799,418	4.14	45.1	2,830,579	4.23	46.2	2,569,391	3.75	42.7
Commercial certificates of deposit	56,564	4.27	0.9	58,236	4.40	1.0	49,152	3.80	0.8
Public unit certificates of deposit	58,482	4.48	0.9	76,495	4.62	1.2	120,284	4.54	2.0
Total	2,914,464	4.15	47.0	2,965,310	4.25	48.4	2,738,827	3.79	45.5

	$6,206,117	2.34	100.0%	$6,129,982	2.45	100.0%	$6,021,595	2.20	100.0%

The following table presents the amount, weighted average rate, and percent of total for total retail deposits, commercial deposits, and public unit certificates of deposit for the periods noted.

	December 31, 2024			September 30, 2024			December 31, 2023
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Total retail deposits	$5,806,912	2.35%	93.6%	$5,735,494	2.46%	93.6%	$5,604,089	2.19%	93.1%
Total commercial deposits	340,723	1.72	5.5	317,993	1.84	5.2	297,222	1.50	4.9
Public unit certificates of deposit	58,482	4.48	0.9	76,495	4.62	1.2	120,284	4.54	2.0
Total	$6,206,117	2.34	100.0%	$6,129,982	2.45	100.0%	$6,021,595	2.20	100.0%

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances, along with associated weighted average contractual and effective rates as of December 31, 2024. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2025	$450,000	3.07%	2.76%
2026	575,000	2.81	2.95
2027	525,000	3.25	3.35
2028	355,738	4.59	4.16
2029	158,750	4.45	4.45
2030	100,000	4.20	4.20
	$2,164,488	3.45	3.37

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the period shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. Line of credit borrowings and finance leases are excluded from the table. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity as of the first and last days of the period presented.

	For the Three Months Ended
	December 31, 2024
		Effective
	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,180,656	3.29%	1.6
Maturities and repayments	(216,168)	3.42
New FHLB borrowings	200,000	4.27	3.7
Ending balance	$2,164,488	3.37	1.6

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing FHLB advances for the next four quarters as of December 31, 2024.

	March 31,	June 30,	September 30,	December 31,
	2025	2025	2025	2025	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$631,527	$675,472	$373,511	$447,877	$2,128,387
Repricing Rate	4.54%	4.60%	4.27%	3.95%	4.39%
Public Unit Certificates:
Amount	$17,856	$8,341	$9,961	$9,735	$45,893
Repricing Rate	4.90%	4.51%	4.46%	3.92%	4.53%
Non-Amortizing FHLB Advances:
Amount	$150,000	$200,000	$100,000	$200,000	$650,000
Repricing Rate	1.93%	3.27%	2.97%	2.89%	2.80%
Total
Amount	$799,383	$883,813	$483,472	$657,612	$2,824,280
Repricing Rate	4.06%	4.30%	4.01%	3.63%	4.03%

The following table sets forth the WAM information for our certificates of deposit, in years, as of December 31, 2024.

Retail certificates of deposit	0.8
Commercial certificates of deposit	0.6
Public unit certificates of deposit	0.6
Total certificates of deposit	0.8

Average Rates and Lives
At December 31, 2024, the gap between the Bank's amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(1.58) billion, or (16.6)% of total assets, compared to $(1.51) billion, or (15.8)% of total assets, at September 30, 2024. The change in the one-year gap amount was due to an increase in the amount of projected liability cash flows coming due in one year, as of December 31, 2024, partially offset by an increase in the amount of projected asset cash flows during the same time period, as compared to September 30, 2024. The increase in liability cash flows was due primarily to a net increase in non-maturity deposits between periods. The increase in projected asset cash flows was due primarily to an increase in the balance of adjustable-rate loans, partially offset by a decrease in the balance of cash and a decrease in the projected amount of fixed-rate mortgage-related asset cash flows due to a decrease in projected prepayment speeds from September 30, 2024, as a result of an increase in intermediate and long-term interest and mortgage rates.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of December 31, 2024, the Bank's one-year gap would have been projected to be $(1.75) billion, or (18.4)% of total assets. If interest rates were to decrease 200 basis points, as of December 31, 2024, the Bank's one-year gap would have been projected to be $(1.17) billion, or (12.3)% of total assets. The changes in the gap amounts compared to when there is no change in rates was due to changes in the anticipated net cash flows primarily as a result of projected prepayments on mortgage-related assets in each rate environment. In higher rate environments, prepayments on mortgage-related assets are projected to be lower, and in lower rate environments, prepayments are projected to be higher. This compares to a projected one-year gap of $(1.71) billion, or (17.9)% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2024, and a projected one-year gap of $(1.19) billion, or (12.5)% of total assets, if interest rates were to have decreased 200 basis points as of the same date.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of December 31, 2024. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$861,501	5.62%	3.7		9.5%
Loans receivable:
Fixed-rate one- to four-family	5,303,313	3.44	6.8	66.5%	58.2
Fixed-rate commercial	519,277	4.96	2.8	6.5	5.7
All other fixed-rate loans	37,899	7.06	7.3	0.5	0.4
Total fixed-rate loans	5,860,489	3.60	6.4	73.5	64.3
Adjustable-rate one- to four-family	891,372	4.21	4.5	11.2	9.8
Adjustable-rate commercial	1,127,216	6.03	5.1	14.1	12.4
All other adjustable-rate loans	93,952	8.10	3.1	1.2	1.0
Total adjustable-rate loans	2,112,540	5.35	4.8	26.5	23.2
Total loans receivable	7,973,029	4.06	6.0	100.0%	87.5
FHLB stock	100,364	9.47	1.9		1.1
Cash and cash equivalents	170,324	3.62	—		1.9
Total interest-earning assets	$9,105,218	4.26	5.6		100.0%

Non-maturity deposits	$2,735,138	0.88	5.6	48.4%	35.0%
Retail certificates of deposit	2,799,418	4.14	0.8	49.6	35.8
Commercial certificates of deposit	56,564	4.26	0.6	1.0	0.7
Public unit certificates of deposit	58,482	4.48	0.6	1.0	0.8
Total interest-bearing deposits	5,649,602	2.57	3.1	100.0%	72.3
Term borrowings	2,165,561	3.37	1.6		27.7
Total interest-bearing liabilities	$7,815,163	2.79	2.7		100.0%